Exhibit 21.1

List of Subsidiaries

Subsidiaries and its Jurisdiction of Incorporation:

Strategic Services Group, Ltd. (BVI) (100% by CNCT*).
Liaoning Kunyuan Internet Technology Co. Ltd.** (PRC) (51% by CNCT).
Liaoning Kunchengyuan Internet Technology Co. Ltd. (FKA Liaoning Kuncheng Education Investment Co. Ltd.) (PRC) (51% by CNCT).

*  China Teletech Holding, Inc.is referenced here as CNCT

** Liaoning Kunchengyuan Internet Technology Co. Ltd. (FKA Liaoning Kuncheng Education Investment Co. Ltd.) holds the remaining 49% of Liaoning Kunyuan Internet Technology Co. Ltd